Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	BARCLAYS 745 Seventh Avenue New York, NY 10019	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036

CONFIDENTIAL

August 15, 2026

TTM Technologies, Inc.

200 East Sandpointe, Suite 400

Santa Ana, California 92707

Attention: Daniel L. Boehle, Executive Vice President and Chief Financial Officer

Project MacGyver

Commitment Letter

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Barclays Bank PLC (“Barclays”), Bank of America, N.A. (“Bank of America”), and BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities” and, together with JPMorgan, Barclays, Bank of America and each Additional Agent appointed pursuant to Section 2, the “Commitment Parties”, “us”, “we” or “our”). JPMorgan, Barclays and Bank of America, together with each Additional Agent that assumes a portion of an Incremental Facility pursuant to Section 2 are referred to herein collectively as the “Initial Lenders” and, each an “Initial Lender”) that TTM Technologies, Inc., a Delaware corporation (“you” or the “Borrower”), intends to acquire (the “Acquisition”), directly or indirectly through a wholly-owned subsidiary of the Borrower, all of the outstanding equity interests of a company previously identified to us and code named “MacGyver” and certain of its affiliates (collectively, the “Target”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) to be entered into with the immediate parent of the Target, in its capacity as seller (the “Seller”) and Target, and to consummate the other transactions described on Exhibit A hereto (collectively, the “Transactions”). Capitalized terms used but not defined herein are used with the meanings assigned to them on the Exhibits attached hereto (such Exhibits, together with this letter, collectively, the “Commitment Letter”).

In connection with the foregoing, you have requested that we commit to provide incremental term loan facilities consisting of Incremental Term Loans (as defined in the Existing Credit Agreement) pursuant to that certain Second Amended and Restated Credit Agreement, dated as of June 1, 2026 (as amended from time to time, the “Existing Credit Agreement”), among the Borrower and the other parties thereto, in the form of (a) a senior secured term loan A facility in an aggregate principal amount of $300,000,000 (the “Term A Incremental Facility”) and (b) a seven-year senior secured term loan B facility in an initial aggregate principal amount of $800,000,000 (the “Term B Incremental Facility” and collectively with the Term A Incremental Facility, the “Incremental Facilities”), as such amount may be (i) increased, at the Borrower’s option, by any additional amounts necessary to fund original issue discount and/or upfront fees on the Term B Incremental Facility in connection with the exercise of the “Market Flex” provisions set forth in Section 7 of the Incremental Facility Fee Letter or (ii) decreased, on a dollar-for-dollar basis by the net cash proceeds actually received by the Borrower (including into escrow so long as the conditions to the release from escrow are not more restrictive to the applicable issuer than the conditions to the availability of the Incremental Facilities) of any financing that the Borrower elects in its sole discretion, to incur in order to finance, in whole or in part, the purchase price of the Acquisition.

1. Commitments

In connection with the Transactions, (i) JPMorgan is pleased to advise you of its commitment to provide 33.33% of the principal amount of the Term A Incremental Facility and 39% of the principal amount of the Term B Incremental Facility, (ii) Barclays is pleased to advise you of its commitment to provide 33.33% of principal amount of the Term A Incremental Facility and 30.5% of the principal amount of the Term B Incremental Facility, and (iii) Bank of America is pleased to advise you of its commitment to provide 33.33% of the principal amount of the Term A Incremental Facility and 30.5% of the principal amount of the Term B Incremental Facility, in each case, upon the terms set forth in this Commitment Letter and the Term Sheet and subject only to the conditions set forth in Exhibit C. The commitments and other obligations of the Commitment Parties hereunder are several and not joint.

In connection with the Transactions, each of the Commitment Parties agrees to provide its consent, in its capacity as a lender under the Existing Credit Agreement and a lender in respect of the Term B Incremental Facility, to an amendment to the Existing Credit Agreement to permit the Term A Incremental Facility to mature on the Revolving Termination Date (as defined in the Existing Credit Agreement).

2. Titles and Roles

It is further agreed that (i) JPMorgan, Barclays, and BofA Securities, will act as joint lead arrangers and bookrunners for the Incremental Facilities (acting in such capacity, the “Initial Lead Arrangers”, and together with the Additional Agents, the “Lead Arrangers”), and (ii) JPMorgan will have “top left” placement on any materials or other documentation used in connection with the Incremental Facilities and shall hold the role and responsibility associated with such “top left” placement and (iii) Barclays and BofA Securities will have placement immediately to the “right” of JPMorgan in any materials or other documentation used in connection with the Incremental Facilities; provided that the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is understood that you shall have the right to appoint, with up to 35% of the economics and commitment amounts for the Incremental Facilities in the aggregate, additional banks, financial institutions or other persons as lead arrangers, agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers (any such lead arranger, agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager, an “Additional Agent”) within 20 Business Days following the date of acceptance by you of this Commitment Letter; provided that (a) each such Additional Agent (or its affiliate) shall assume a proportion of the commitments with respect to the Incremental Facilities that is equal to the proportion of the economics payable pursuant to this Commitment Letter and the Incremental Facility Fee Letter allocated to such Additional Agent (or its affiliate) and such commitments assumed by, and economics allocated to, such Additional Agent (or its affiliate) shall be pro rata across the Incremental Facilities, (b) no Additional Agent (together with its affiliates) shall have greater economics payable pursuant to this Commitment Letter and the Incremental Facility Fee Letter than any Lead Arranger (together with its affiliate) and (c) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Incremental Facilities on the Additional Agents, the economics payable pursuant to this Commitment Letter and the Incremental Facility Fee Letter allocated to, and the commitment amounts of, the Commitment Parties in respect of the Incremental Facilities will be proportionately reduced by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliates), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party”, “Initial Lender” or “Incremental Lender,” as applicable, under this Commitment Letter and the Fee Letters.

Other than the foregoing, you agree that no other lead arrangers, agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by Exhibit B (the “Term Sheet”) and the Fee Letters referred to below and other than in connection with any additional appointments referred to above) will be paid to any Incremental Lender in connection with the Incremental Facilities unless you and we shall so agree.

3. Syndication

We reserve the right to syndicate the Incremental Facilities to a group of lenders identified by us and approved (such approval not to be unreasonably withheld, conditioned or delayed) by you (together with the Initial Lenders, the “Incremental Lenders”); provided that, notwithstanding each Commitment Party’s right to syndicate the Incremental Facilities and receive commitments with respect thereto, it is agreed that, (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of each Commitment Party’s commitments hereunder prior to the date of the consummation of the Acquisition and the Incremental Facility Closing Date shall not be a condition to each Commitment Party’s commitments or the funding of the Incremental Facilities on the Incremental Facility Closing Date; (ii) except as provided above with respect to appointment of Additional Agents, and upon the joinder of such Additional Agent as a Commitment Party pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent, the commitment of such Commitment Party to provide its committed portion of the principal amount of the applicable Incremental Facility on the terms and conditions set forth in this Commitment Letter and the Term Sheet shall be reduced only to the extent such other Incremental Lenders (if any) fund their commitments on the Incremental Facility Closing Date; (iii) except as provided above with respect to appointment of Additional Agents, and upon the joinder of such Additional Agent as a Commitment Party pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent, such Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the applicable Incremental Facility on the Incremental Facility Closing Date) in connection with any syndication, assignment or participation of the Incremental Facilities, including its commitments in respect thereof, until after the initial funding of the Incremental Facilities has occurred; (iv) except as provided above with respect to the appointment of Additional Agents, no assignment or novation shall become effective with respect to all or any portion of such Commitment Party’s commitments in respect of the applicable Incremental Facility until after the initial funding of such Incremental Facility; and (v) except as provided above with respect to the appointment of Additional Agents, unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the applicable Incremental Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Incremental Facility Closing Date has occurred.

We intend to commence syndication of the Incremental Facilities promptly, and you agree, until the earlier to occur of (i) a Successful Syndication (as defined in the Incremental Facility Fee Letter) and (ii) 20 Business Days after the Incremental Facility Closing Date (such period, the “Syndication Period”), to actively assist (and, to the extent consistent with the Purchase Agreement, to use your commercially reasonable efforts to cause the Target to actively assist), the Lead Arrangers in completing a syndication reasonably satisfactory to the Lead Arrangers and to you. Such assistance shall include (A) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your and your affiliates’ existing banking relationships and, to the extent consistent with the Purchase Agreement, the existing banking relationships of the Target, (B) direct contact between your senior management and advisors and the proposed Incremental Lenders at times and locations reasonably acceptable to you (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to ensure such contact between senior management of the Target and the proposed Incremental Lenders), (C) to the extent requested by the Commitment Parties, your preparing and providing to the Lead Arrangers (and, to the extent consistent with the Purchase Agreement, using commercially reasonable efforts to cause the Target to prepare and provide) all information with respect to you and your subsidiaries (and the Target and its subsidiaries and the Acquisition), including all financial information and Projections (as defined below), as any Lead Arranger may reasonably request in connection with the arrangement and syndication of the Incremental Facilities and your assistance (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to cause the Target to assist) in the preparation of one or more confidential information memoranda (each, a “Confidential Information Memorandum”) and other marketing materials to be used in connection with the syndication (all such information, memoranda and material, “Information Materials”), (D) your hosting, with the Initial Lenders, of a meeting, which may be telephonic, of prospective Incremental Lenders at a time and location, if applicable, to be mutually agreed (and, to the extent consistent with the Purchase Agreement, using your commercially reasonable efforts to cause the officers of the Target to be available for such meetings), (E) your using your commercially reasonable efforts to obtain (x) updated corporate credit and/or corporate family ratings for the Borrower and (y) ratings for the Term B Incremental Facility from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC (“S&P”) prior to the launch of the syndication and (F) your ensuring that there is no competing offering, placement, arrangement or syndication of any debt securities, syndicated bank financing or other credit or loan facility (other than the Incremental Facilities or any Alternative Financing issued in lieu of all or a portion of the Term B Incremental Facility) or announcement thereof by or on behalf of you and your subsidiaries, your using commercially reasonable efforts to ensure that there is no competing offering, placement, arrangement or syndication of any debt securities, syndicated bank financing or other credit or loan facility (other than the Incremental Facilities or any Alternative Financing issued in lieu of all or a portion of the Term B Incremental Facility) or announcement thereof by or on behalf of the Target and its subsidiaries, in each case that would reasonably be expected to materially impair the primary syndication of the Incremental Facilities (it being understood that any replacements, extensions and renewals of existing indebtedness of the Target and its subsidiaries that matures prior to the Incremental Facility Closing Date, any indebtedness in the ordinary course of business of the Target or its subsidiaries and other indebtedness of the Target and its subsidiaries permitted to be incurred pursuant to the Purchase Agreement shall not be subject to this clause).

Upon the request of any Commitment Party, you will furnish, for no fee, to such Commitment Party an electronic version of your and your subsidiaries’ corporate logos for use in marketing materials for the purpose of facilitating the syndication of the Incremental Facilities (the “License”); provided, however, that the License shall be used solely for the purpose described above and in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect you and your subsidiaries; provided, further, that the License may not be assigned or transferred. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation binding upon you or any of your subsidiaries or affiliates or upon the Target or any of its respective subsidiaries or affiliates or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Target or your or its respective subsidiaries and affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence); provided that the representation and warranty made by you with respect to information in Section 4 shall not be affected in any way by your decision not to provide such information.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of the syndication including decisions as to the selection of institutions to be approached and when they will be approached, when commitments will be accepted, which institutions will participate, the allocation of the commitments among the Incremental Lenders and the amount and distribution of fees among the Incremental Lenders. You hereby acknowledge and agree that each Lead Arranger will have no responsibility other than to arrange the syndication as set forth herein and each Commitment Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Borrower with respect to the arrangement of the Incremental Facilities and not as a financial advisor or fiduciary to, or an agent of the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that none of the Commitment Parties is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party shall have any responsibility or liability to the Borrower with respect thereto. Any review by a Commitment Party of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Commitment Party and its lending affiliates, and shall not be on behalf of the Borrower.

You acknowledge that the Lead Arrangers on your behalf will make Information Materials available to the proposed syndicate of Incremental Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. At the reasonable request of the Initial Lenders, you agree to use commercially reasonable efforts to assist in the preparation of a version of each Confidential Information Memorandum or other Information Materials (a “Public Version”) consisting exclusively of information with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition that is either publicly available or not material with respect to you and your affiliates, the Target and its subsidiaries and the Acquisition or any of your or their respective securities for purposes of United States federal and state securities laws (such information, “Non-MNPI”). Such Public Versions, together with any other information prepared by you or the Target or your or its affiliates or representatives and conspicuously marked “Public” (collectively, the “Public Information”), which at a minimum means that the word “Public” will appear prominently on the first page of any such information, may be distributed by us to prospective Incremental Lenders who have advised us that they wish to receive only Non-MNPI (“Public Side Lenders”). You acknowledge and agree that, in addition to Public Information and unless you promptly notify us otherwise, (a) term sheets and drafts and final definitive documentation with respect to the Incremental Facilities, (b) administrative materials prepared by the Initial Lenders for prospective Incremental Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (c) notifications of changes in the terms of the Incremental Facilities may be distributed to Public Side Lenders. You acknowledge that any Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to clause (D) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) until the syndication of the Incremental Facilities has been completed upon the making of allocations by the Lead Arrangers freeing the Incremental Facilities to trade or (ii) in violation of any confidentiality agreement between you and the relevant Commitment Party.

In connection with our distribution to prospective Incremental Lenders of any Confidential Information Memorandum and, upon our request, any other Information Materials, you will execute and deliver to us a customary authorization letter authorizing such distribution and, in the case of any Public Version thereof, representing that it only contains Non-MNPI. Such authorization letter and each Confidential Information Memorandum will be accompanied by a disclaimer exculpating you and your subsidiaries and affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Confidential Information Memorandum or any related marketing material by the recipients thereof.

Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) the obtaining of the rating referenced above, (ii) the commencement of the syndication set forth in this Section 3, (iii) a Successful Syndication or (iv) the compliance with any of the other provisions set forth in this Section 3, in each case, shall not constitute a condition to the commitments hereunder or the funding of the Incremental Facilities on the Incremental Facility Closing Date or at any time thereafter.

4. Information

You hereby represent and warrant (provided that (i) the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Incremental Facilities on the Incremental Facility Closing Date, subject to Section 7 and (ii) such representation and warranty with respect to the Target prior to the Incremental Facility Closing Date, its operations or assets, is made only to your knowledge), (a) all written information and written data (such information and data, other than (i) projections, pro forma financial information, financial estimates, forecasts and other forward-looking information (the “Projections”) and (ii) information of a general economic or industry-specific nature, the “Information”) that has been or will be made available to the Lead Arrangers by or on behalf of you, the Target or any of your or their representatives in connection with the Transactions, taken as a whole, does not or will not, when furnished to us, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you or the Target or any of your or their representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are provided to the Lead Arrangers; it being understood that the Projections are predictions as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that such differences may be material. You agree that if, at any time prior to the later of the expiration of the Syndication Period and the Incremental Facility Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Incremental Facility Closing Date, with respect to any such Information and Projections relating to the Target, its subsidiaries or their respective operations or assets, use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections so that (with respect to Information relating to the Target, its subsidiaries or their respective operations or assets prior to the Incremental Facility Closing Date, to the best of your knowledge), such representations will be correct in all material respects under those circumstances on such date. You understand that in arranging and syndicating the Incremental Facilities we may use and rely on the Information and Projections without independent verification thereof.

5. Fees

As consideration for the commitments and agreements of the Initial Lenders hereunder, you agree to pay or cause to be paid the nonrefundable fees described in the Incremental Facility Fee Letter dated on or about the date hereof and delivered herewith (the “Incremental Facility Fee Letter”) and the Initial Lead Arranger Fee Letter dated on or about the date hereof and delivered herewith (the “Initial Lead Arranger Fee Letter” and together with the Incremental Facility Fee Letter, the “Fee Letters”), in each case, on the terms and subject to the conditions set forth therein.

6. Conditions

Each Commitment Party’s commitments and agreements hereunder are subject to the conditions set forth in Exhibit C under the heading “Conditions” (collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Facility Documentation (as defined in Exhibit B)) other than the Funding Conditions that are expressly stated to be conditions to the initial funding under the Incremental Facilities on the Incremental Facility Closing Date (and upon satisfaction or waiver of such conditions, the initial funding under the Incremental Facility shall occur).

7. Limited Conditionality Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Incremental Facilities on the Incremental Facility Closing Date shall be (A) the Specified Representations (as defined below) in the Facility Documentation, and (B) such of the representations and warranties made by or on behalf of the Target and/or the Seller in the Purchase Agreement as are material to the interests of the Incremental Lenders, but only to the extent that accuracy of any such representations or warranties is a condition to the obligations of the Borrower (or any affiliate thereof) to close under the Purchase Agreement or the Borrower (or an affiliate thereof) has the right (without regard to any notice requirement but giving effect to any applicable cure provisions) to terminate its obligations under the Purchase Agreement, or to decline to consummate the Acquisition as a result of a breach of such representations or warranties in the Purchase Agreement (the “Target Representations”), (ii) subject to this Section 7, the terms of the Facility Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair availability of the Incremental Facilities on the Incremental Facility Closing Date if the Funding Conditions are satisfied (or waived by each Lead Arranger) and (iii) to the extent any Collateral or any security interest therein (other than assets with respect to which a lien or security interest may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates of the Target and the material domestic Subsidiaries of the Borrower and the Target included in the collateral (with respect to the material domestic subsidiaries of the Target so long as you have used commercially reasonable efforts to obtain such certificates, solely to the extent such stock certificates are received from the Target or affiliates thereof on or prior to the Incremental Facility Closing Date), together with undated stock powers executed in blank to the extent possession of such certificates perfects a security interest therein) is not provided or perfected on the Incremental Facility Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Incremental Facilities on the Incremental Facility Closing Date, but shall be required to be provided and/or perfected in accordance with Section 6.10 of the Existing Credit Agreement. Those matters that are not covered by or made clear under the provisions of this Commitment Letter shall be, subject to the Documentation Principles (as defined in Exhibit B), negotiated in good faith and are subject to the approval and agreement of us and you; provided that nothing in the Facility Documentation shall increase or expand the conditions to initial funding set forth in Exhibit C and that, in all other respects, such approvals and agreements shall be in a manner that is consistent with the Term Sheet and, with respect to other terms, the Documentation Principles. For purposes hereof, “Specified Representations” means the representations and warranties set forth in Sections 4.3(a) (Existence) and (c) (Good Standing) (solely with respect to the good standing of the Borrower in its jurisdiction of formation), 4.4(a) (Power and Authority; Enforceable Obligations), 4.5 (No Legal Bar) (solely with respect to organizational or governing documents and the Existing Credit Agreement solely as to the borrowing of the Incremental Facilities and without giving effect to the “Material Adverse Effect” qualifier set forth in Section 4.5), 4.11 (Federal Regulations), 4.14 (Investment Company Act; Other Regulations), 4.16 (Use of Proceeds), 4.19 (Security Documents), 4.20 (Solvency), 4.21 (Senior Indebtedness), 4.23 (Anti-Corruption Laws and Sanctions) and 4.24 (Affected Financial Institutions) of the Existing Credit Agreement.

Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Incremental Facilities, each Lead Arranger will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Incremental Facilities in a manner consistent with the Purchase Agreement. This Section 7 is referred to as the “Limited Conditionality Provision”.

8. Indemnification and Expenses; Limitation of Liability; Settlement

(a) Indemnification

You agree (a) to indemnify and hold harmless the Initial Lenders, their affiliates and their and their affiliates’ respective directors, officers, employees, advisors, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Incremental Facilities, the use of the proceeds thereof or the Transactions or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses (but limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such conflict of interest, one additional local counsel to all affected Indemnified Persons taken as a whole, in each such relevant jurisdiction)) incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from (i) the bad faith, willful misconduct or gross negligence of such Indemnified Person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”), (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under this Commitment Letter, the Fee Letters or the Facility Documentation or (iii) disputes or Proceedings that are brought by an Indemnified Person against any other Indemnified Person (other than any claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Incremental Facilities) to the extent such disputes do not arise from any act or omission of you or any of your affiliates and (b) regardless of whether the Incremental Facility Closing Date occurs, to reimburse the Initial Lenders and their respective affiliates for all reasonable and documented out-of-pocket costs that have been invoiced prior to the Incremental Facility Closing Date or following termination or expiration of the agreements hereunder (including the reasonable and documented out-of-pocket due diligence costs, syndication costs, travel costs, and the reasonable fees, charges and disbursements of the one firm of primary external counsel identified in the Term Sheet and if reasonably necessary, of one local counsel in any relevant jurisdiction and of special counsel) incurred in connection with the Incremental Facilities and any related documentation (including this Commitment Letter and the Facility Documentation) or the administration, amendment, modification or waiver thereof (it being understood, however, that no such amounts shall be due on the Incremental Facility Closing Date except to the extent set forth in paragraph 5 of Exhibit C); provided that the Initial Lenders will use reasonable efforts to notify you when reimbursable legal expenses of primary external counsel exceed $500,000 and at each $250,000 increment thereafter. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. Notwithstanding the foregoing, to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that an Indemnified Person is not entitled to indemnification because such loss, claim, damage or liability resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its Related Parties or the material breach of the obligations of such Indemnified Person or any of its Related Parties under the Commitment Letter, the Fee Letters or the Facility Documentation, then such Indemnified Person will refund to you any portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person which is the subject of such finding; provided that any amount so refunded shall be returned by you if such finding is overturned by a higher court.

(b) Limitation of Liability

It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person). No Commitment Party, its affiliates or its affiliates’ respective directors, officers employees, advisors, agents and other representatives (each, an “Arranger-Related Person”) shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such Arranger-Related Person (or any of its Related Parties) or a material breach of the obligations of such Arranger-Related Person (or any of its Related Parties) under this Commitment Letter, the Fee Letters or the Facility Documentation. None of the Arranger-Related Persons or you, the Target or any of your affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Incremental Facilities, the use of proceeds thereof or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations in respect of any such damages incurred or paid by an Indemnified Person to a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing.

(c) Settlement

You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.

9. Sharing of Information, Affiliate Activities

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, but not limited to, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Initial Lenders will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or such Initial Lender’s other relationships with you in connection with the performance by the Initial Lenders or their respective affiliates of services for other companies, and none of the Initial Lenders will furnish such information to other companies. You also acknowledge that none of the Initial Lenders has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that each of the Initial Lenders is a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of the Initial Lenders may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments held by any of the Initial Lenders or any of their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, you acknowledge that each Commitment Party or its affiliates may currently be acting as Lenders under the Existing Credit Agreement and your and such Commitment Party’s and its affiliates’ rights and obligations under the Existing Credit Agreement that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder. You hereby agree that each Commitment Party and its affiliates may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest claims presented by the foregoing and you hereby waive any conflict of interest claims relating to the relationship between any Commitment Party and such Commitment Party’s affiliates, the Borrower and its controlled affiliates in connection with the commitments and other services contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of its rights and duties under any credit or other agreement (including the Existing Credit Agreement) on the other hand; provided that the foregoing shall not limit the Commitment Parties’ obligations that are expressly provided herein.

10. Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Fee Letters or any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) you and your officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent permitted by law, to use commercially reasonable efforts to inform us promptly in advance thereof), (c) this Commitment Letter and the existence and contents hereof (but not the Fee Letters or the contents thereof) may be disclosed to the Seller, the Target and their respective officers, directors, employees, affiliates, members, partners, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (d) disclosure of the aggregate fee amount contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses to the extent customary in any syndication or other marketing material in connection with the Incremental Facilities or in connection with any public filing requirement or other regulatory requirement, (e) the Term Sheet may be disclosed to potential Incremental Lenders and to any rating agency in connection with the Incremental Facilities and (f) to the extent portions thereof have been redacted in a manner reasonably satisfactory to the Lead Arrangers or the Initial Lead Arranger, as applicable, you may disclose the applicable Fee Letter and the contents thereof to the Target, its selling stockholders and their respective officers, directors, equityholders, employees, attorneys, accountants, and advisors, on a confidential basis.

Notwithstanding any other provision in this Commitment Letter, the Commitment Parties hereby confirm that the Borrower will not be limited from disclosing the U.S. tax treatment or U.S. tax structure of the Incremental Facilities.

The Initial Lenders shall use all nonpublic information received by them in connection with the transactions contemplated hereby solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, in connection with obtaining the ratings described in Section 3, in consultation and coordination with you, (b) to any Incremental Lenders or participants or prospective Incremental Lenders or participants or any potential counterparty (or its advisors) to any swap or derivative transaction or credit insurance transaction relating to the Borrower or any of its affiliates or their respective obligations, (c) in any legal, judicial or administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law, except in connection with any written request as part of a regulatory or bank examination or an inquiry by a self-regulatory body in the ordinary course), (d) upon the written request or demand of any regulatory authority or self-regulatory organization having jurisdiction or oversight over such Commitment Party or its affiliates (in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law, except in connection with any written request as part of a regulatory or bank examination or an inquiry by a self-regulatory body in the ordinary course), (e) to the employees, directors, officers, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party and its affiliates (collectively, “Representatives”) who need to know such information and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and the applicable Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions and any related transactions, (g) to the extent any such information becomes generally publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (h) for purposes of establishing a “due diligence” defense and (i) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Incremental Lenders or prospective Incremental Lenders or participants or prospective participants or any potential counterparty (or its advisors) referred to above shall be made subject to the acknowledgment and acceptance by such Incremental Lender or prospective Incremental Lender or participant or prospective participant or such potential counterparty (or its advisors) that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the applicable Commitment Party or customary market standards for dissemination of such type of information (including in connection with solicitation of approvals, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information). The Initial Lenders’ obligations under this paragraph will automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation upon the execution and delivery thereof and in any event will automatically terminate two years following the date of this Commitment Letter.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority, without notification to any other person.

11. Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the Indemnified Persons and the Arranger-Related Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Indemnified Persons and the Arranger-Related Persons to the extent expressly set forth herein. The Initial Lenders reserve the right to employ the services of their affiliates in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates certain fees payable to the Initial Lenders in such manner as the Initial Lenders and their affiliates may agree in their sole discretion. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letters and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us and you with respect to the Incremental Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter and any claim or controversy arising hereunder or related hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that (a) the interpretation of the definition of “Material Adverse Effect” or any similar defined term in the Purchase Agreement and the determination as to whether a Material Adverse Effect or such similar event has occurred, (b) the determination of the accuracy of any Target Representation and whether, as a result of any inaccuracy thereof, the Borrower (or any affiliate thereof) has the right to terminate its obligations under the Purchase Agreement or to decline to consummate the Acquisition and (c) the determination as to whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice-of-law or conflict-of-law provisions that would result in the application of the laws of any other jurisdiction..

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction and venue of the United States District Cout for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the Fee Letters or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Notwithstanding the foregoing, a final judgment in any suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the Initial Lenders hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Initial Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Initial Lenders and each Incremental Lender.

The syndication, indemnification, limitation of liability, fee, expense, jurisdiction, confidentiality, sharing of information, affiliate activities, governing law, waiver of trial by jury, venue, electronic signature and absence of fiduciary relationship provisions contained herein and in the Fee Letters and this paragraph shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that your obligations under this Commitment Letter (except as set forth in the second through sixth paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter and other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Facility Documentation upon the funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You shall have the right to terminate this Commitment Letter and the commitments of the Incremental Lenders hereunder in full at any time upon written notice to them from you, subject to your surviving obligations as set forth in the preceding sentence; provided that, notwithstanding the foregoing, you may reduce the commitments in respect of the Term B Incremental Facility in whole or in part in connection with any Alternative Financing (as defined in the Incremental Facility Fee Letter) as contemplated by this Commitment Letter, the Term Sheet and the Fee Letters; provided, further, that such reductions shall be made on a dollar-for-dollar basis by the amount of the net cash proceeds actually received by the Borrower (including into escrow so long as the conditions to the release from escrow are not more restrictive to the applicable issuer than the conditions to the availability of the Incremental Facilities) of any financing that the Borrower elects in its sole discretion, to incur in order to finance, in whole or in part, the purchase price of the Acquisition.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to JPMorgan executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m., New York City time, on August 15, 2026. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

In the event that the initial borrowing under the Incremental Facilities does not occur on or before the Expiration Date, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our discretion, agree to an extension. “Expiration Date” means the earliest of (a) the closing of the Acquisition without the use of the Incremental Facilities, (b) the termination of the Purchase Agreement prior to the closing of the Acquisition or the date of abandonment of the Acquisition or termination of your obligations under the Purchase Agreement to consummate the Acquisition in accordance with the terms thereof and (c) 11:59 p.m., New York City time, on the fifth Business Day following the “Outside Date” (as such term is defined in the Purchase Agreement as in effect on the date hereof and as it may be extended in accordance with Section 9.1(c) of the Purchase Agreement as in effect on the date hereof).

[Signature Pages Follow]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephanie Selby
Name:	Stephanie Selby
Title:	Vice President

BARCLAYS BANK PLC

By:	/s/ John Skrobe
Name:	John Skrobe
Title:	Managing Director

BANK OF AMERICA, N.A.

By:	/s/ Geoff Pan
Name:	Geoff Pan
Title:	Managing Director

BOFA SECURITIES, INC.

By:	/s/ Geoff Pan
Name:	Geoff Pan
Title:	Managing Director

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT MACGYVER)

Accepted and agreed to as of the date first written above:

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel L. Boehle
Name: Daniel L. Boehle
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO COMMITMENT LETTER (PROJECT MACGYVER)

EXHIBIT A

PROJECT MACGYVER

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

The Borrower intends to consummate the Acquisition as described below.

In connection with the foregoing, it is intended that:

a.

TTM Technologies, Inc., a Delaware corporation (the “Borrower”), intends to acquire (the “Acquisition”) directly or indirectly through a wholly-owned subsidiary of the Borrower, all of the outstanding equity interests of the company previously identified to us and code named “MacGyver” and certain of its affiliates (the “Target”) pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) to be entered into with the immediate parent of Target, in its capacity as seller (the “Seller”) and Target. Following the Acquisition, 100% of the outstanding equity interests of the Target will be owned, directly or indirectly, by the Borrower.

b.

The Borrower shall fund the portion of the purchase price for the Acquisition that is not funded with proceeds of the Incremental Facilities from (i) cash on hand not representing proceeds of debt (“Cash on Hand”) and/or cash from borrowings under revolving credit facilities (collectively, the “Cash Funding”) and/or (ii) the proceeds of senior notes, convertible notes and/or equity issued by the Borrower prior to the Incremental Facility Closing Date in lieu of all or any portion of the Term B Incremental Facility (each an “Alternative Financing”).

c.	The Borrower shall apply the Limited Condition Acquisition election to the Acquisition under the Existing Credit Agreement.

d.

The Borrower will obtain the borrowings under the Incremental Facilities, the Cash on Hand, the Cash Funding and/or the Alternative Financing, the collective proceeds of which will be used to pay (a) the consideration payable in connection with the Acquisition and any other payments required under the Purchase Agreement, (b) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (c) the Refinancing (the amounts set forth in clauses (a), (b) and (c) above, collectively, the “Acquisition Costs”) with any remainder to be credited to the Borrower’s account for general corporate purposes.

e.

In connection with the consummation of the Transactions, all outstanding indebtedness of the Target and its subsidiaries under that certain Credit Agreement, dated as of January 10, 2023 (as amended by that certain First Amendment to Credit Agreement, dated as of April 2, 2024, as further amended by that certain Second Amendment to Credit Agreement, dated as of July 10, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Target, EDS Buyer, LLC, Pennant Park Loan Agency Servicing, LLC and the other parties from time to time party thereto, will be repaid in full (the “Refinancing”).

The date of the initial funding of the Incremental Facilities is referred to herein as the “Incremental Facility Closing Date”. The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions.”

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EXHIBIT B

PROJECT MACGYVER

$1,100,000,000 SENIOR SECURED INCREMENTAL TERM FACILITIES

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Incremental Facilities. Capitalized terms used but not defined shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and the other Exhibits to such Commitment Letter.

1. PARTIES

Borrower:	TTM Technologies, Inc.

Guarantors:	Same as Existing Credit Agreement

Joint Lead Arrangers and Bookrunners:	JPMorgan Chase Bank, N.A, Barclays Bank PLC, BofA Securities Inc. and any Additional Agent appointed pursuant to the Commitment Letter (the “Lead Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Administrative Agent”)

Incremental Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers (collectively, the “Incremental Lenders”).

2. TYPES AND AMOUNTS OF FACILITIES

A. Term Facilities

Type and Amount:	Consisting of (i) a $300,000,000 senior secured term loan A facility (the “Term A Incremental Facility” and the loans thereunder, the “Term A Incremental Loans”) and (ii) a $800,000,000 seven-year senior secured term loan B facility (the “Term B Incremental Facility” and the loans thereunder, the “Term B Incremental Loans” and the Term B Incremental Loans, collectively with the Term A Incremental Loans, the “New Term Loans”), with the principal amount of the Term B Incremental Facility subject to increase to fund original issue discount and/or upfront fees resulting from the exercise of the “Market Flex” provisions set forth in Section 7 of the Incremental Facility Fee Letter and reduction in connection with any Alternative Financing as contemplated in the Commitment Letter and the Incremental Facility Fee Letter.

Incremental Term Facilities/Incremental Equivalent Indebtedness:	The Facility Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities (each, an “Incremental Term Facility”) consistent with the terms and conditions set forth in the Existing Credit Agreement except that Consolidated

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EBITDA as set forth in the definition of the Base Incremental Amount in the Existing Credit Agreement shall automatically reset in the Existing Credit Agreement to include pro forma Consolidated EBITDA following the Acquisition; provided that the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors) applicable to any Incremental Term Facility or any Permitted Additional Pari Passu Indebtedness in the form of senior secured term loans incurred on or prior to the six month anniversary of the Incremental Facility Closing Date will not be more than 50 basis points higher than the corresponding all-in-yield (after giving effect to interest rate margins, original issue discount, upfront fees or interest rate floors) for any class of New Term Loans, unless the interest rate margins with respect to such class of New Term Loans are increased to the amount necessary so that the difference between the all-in-yield with respect to such Incremental Term Facility or Permitted Additional Pari Passu Indebtedness, as applicable, and all-in-yield on such class of New Term Loans is equal to 50 basis points.

Maturity and Amortization:

The Term A Incremental Loans will mature on the Scheduled Revolving Termination Date (as defined in the Existing Credit Agreement) (the “TLA Maturity Date”); provided that, the TLA Maturity Date may include the ability for a springing maturity date consistent with the Revolving Springing Maturity Date to the extent that the consent of the Required Lenders is received on or prior to the Incremental Facility Closing Date. The Term B Incremental Loans will mature seven years after the Incremental Facility Closing Date (the “TLB Maturity Date”).

The Term A Incremental Loans shall be repayable in quarterly installments in an amount equal to (i) 0.625% of the initial aggregate principal amount of the Term A Incremental Loans for each Fiscal Quarter commencing with the third Fiscal Quarter following the Incremental Facility Closing Date through and including the tenth Fiscal Quarter following the Incremental Facility Closing Date and (ii) 1.0% of the initial aggregate principal amount of the Term A Incremental Loans for each Fiscal Quarter thereafter. The balance of the Term A Incremental Loans will be repayable on the TLA Maturity Date.

The Term B Incremental Loans shall be repayable in equal quarterly installments in an aggregate annual amount equal to 1.0% of the initial aggregate principal amount of the Term B Incremental Loans commencing the first Fiscal Quarter following the Incremental Facility Closing Date. The balance of the Term B Incremental Loans will be repayable on the TLB Maturity Date.

Availability:	The New Term Loans shall be made in a single drawing on the Incremental Facility Closing Date. Repayments and prepayments of the New Term Loans may not be reborrowed.

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Use of Proceeds:	The proceeds of the New Term Loans will be used, together with Cash Funding or any Alternative Financing (as defined in the Incremental Facility Fee Letter), to fund all or a portion of the purchase price for the Acquisition, to consummate the Refinancing and/or to pay fees, costs and expenses in connection with the Acquisition and the financing therefor.

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Same as the Existing Credit Agreement.

Mandatory Prepayments:	Same as the Existing Credit Agreement. For the avoidance of doubt, the New Term Loans shall share ratably in all mandatory prepayments with the other Existing Term Loans

Prepayments Below Par:	Same as the Existing Credit Agreement.

Prepayment Premium:

All (i) voluntary prepayments of Term B Incremental Loans and all mandatory prepayments of Term B Incremental Loans from the proceeds of non-permitted debt and refinancing debt, in each case, effected prior to the six-month anniversary of the Incremental Facility Closing Date with the proceeds of a Repricing Transaction and (ii) amendments, amendments and restatements or other modifications of the Facility Documentation on or prior to the six-month anniversary of the Incremental Facility Closing Date constituting Repricing Transactions, shall, in each case, be accompanied by a fee payable to the Incremental Lenders in an amount equal to 1.00% of the aggregate principal amount of Term B Incremental Loans so prepaid, in the case of a transaction described in clause (i), or 1.00% of the aggregate principal amount of Term B Incremental Loans affected by such amendment, amendment and restatement or other modification (including any such Term B Incremental Loans assigned in connection with the replacement of an Incremental Lender not consenting thereto), in the case of a transaction described in clause (ii).

As used herein, “Repricing Transaction” means (a) any prepayment of Term B Incremental Loans with the proceeds of a substantially concurrent incurrence of debt by the Borrower or any of its restricted subsidiaries (other than any such incurrence in connection with a Transformative Acquisition (as defined in the Existing Credit Agreement) in respect of which the all-in yield is, on the date of such prepayment, lower than the all-in yield on such Term B Incremental Loans (with the all-in yield calculated by the Administrative Agent in accordance with standard market practice, taking into account, in each case, any interest rate floors, the applicable margin with respect to the Term B Incremental Loans and the interest rate spreads under such debt being incurred, and any original issue discount and upfront fees

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applicable to or payable in respect of such Term B Incremental Loans and such debt being incurred with the original issue discount and upfront fees being equated to interest rate assuming a four-year life to maturity of such debt (but excluding arrangement, structuring, underwriting, commitment, amendment or other fees regardless of whether paid in whole or in part to any or all lenders of such debt and any other fees that are not paid generally to all lenders of such debt)) and (b) any amendment, amendment and restatement or other modification to the Facility Documentation that reduces the all-in yield (calculated as set forth in clause (a) above) of the Term B Incremental Loans (other than any such amendment, amendment and restatement or other modification effected in connection with a Transformative Acquisition).

4. COLLATERAL

Collateral:	The Incremental Facilities will be secured on a pari passu basis with the Existing Term Loans under the Existing Credit Agreement.

5. CERTAIN CONDITIONS

Conditions Precedent:	The availability of the Incremental Facilities on the Incremental Facility Closing Date will be subject to the conditions precedent set forth in Exhibit C to the Commitment Letter (the date upon which all such conditions precedent shall be satisfied, the “Incremental Facility Closing Date”).

6. DOCUMENTATION

Facility Documentation:	The Incremental Facilities will be effected pursuant to an Incremental Facility Activation Notice or other agreement or amendment to the Existing Credit Agreement (the “Incremental Agreement”), duly executed by each Incremental Lender, the Borrower and the Administrative Agent, which shall contain terms and conditions consistent with this Summary of Terms and Conditions and will not contain any condition to funding that is not expressly set forth on Exhibit C. The Incremental Agreement, the Existing Credit Agreement (and any amendments related thereto) and the other existing documentation governing the Term Loans are collectively referred to herein as the “Facility Documentation.” With respect to the terms and conditions of the Incremental Facilities and any Closing Deliverables, such terms, conditions and Closing Deliverables shall be consistent with this Summary of Terms and Conditions and the Limited Conditionality Provision and, taking into account any unique circumstances relating to the Acquisition and the financing therefor, otherwise be no more restrictive or burdensome to the Borrower than the comparable documents in connection with the closing of the Existing Credit Agreement (collectively, the “Documentation Principles”); provided that neither the Incremental Facilities nor any Closing Deliverable shall contain any condition to funding other than as expressly set forth on Exhibit C.

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For purposes of the Facility Documentation, “Consolidated EBITDA” (and, without duplication, component definitions, including, without limitation, “Consolidated Net Income”) shall be defined in a manner consistent with the Existing Credit Agreement but shall include the Target’s Consolidated EBITDA on a pro forma basis.

Financial Covenants:	Term B Incremental Facility: None. Term A Incremental Facility: Same as applicable to the Revolving Loans in the Existing Credit Agreement.

Representations and Warranties:	Same as the Existing Credit Agreement.

Affirmative Covenants:	Same as the Existing Credit Agreement, it being understood that all affirmative covenant baskets and thresholds shall automatically reset to reflect pro forma Consolidated EBITDA (as defined herein) as of the Incremental Facility Closing Date.

Negative Covenants:	Same as the Existing Credit Agreement, it being understood that all negative covenant baskets and thresholds shall automatically reset to reflect pro forma Consolidated EBITDA (as defined herein) as of the Incremental Facility Closing Date.

Events of Default:	Same as the Existing Credit Agreement.

Voting:	Same as the Existing Credit Agreement; provided that from the Incremental Facility Closing Date, no amendment, waiver or other modification of the financial covenants set forth in Section 7.1 of the Existing Credit Agreement (or, for purposes of determining compliance with any such financial covenant, any defined term used therein) shall be effective without the written consent of lenders holding more than 50% of the outstanding principal amount of the Term A Incremental Loans.

Assignments and Participations:	Same as the Existing Credit Agreement.

Unrestricted Subsidiaries:	Same as the Existing Credit Agreement.

EU/UK Bail-In Provisions:	Same as the Existing Credit Agreement.

Yield Protection:	Same as the Existing Credit Agreement.

Expenses and Indemnification:	Same as the Existing Credit Agreement.

Governing Law and Forum:	Same as the Existing Credit Agreement.

Counsel to the Administrative Agent and the Lead Arrangers:	Simpson Thacher & Bartlett LLP.

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ANNEX I TO EXHIBIT B

INTEREST AND CERTAIN FEES

Original Issue Discount/Fees/Pricing Flex:	Set forth in the Incremental Facility Fee Letter.

Interest Rate Options:

The Borrower may elect that the New Term Loans comprising each Borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) Term SOFR Rate plus the Applicable Margin.

Except for the Applicable Margin set forth below, all definitions, conventions and related provisions used in determining the rate of interest applicable to the New Term Loans, including the definitions of “ABR,” “Term SOFR Rate,” “ABR Loans,” “Term Benchmark Loans” and “Interest Period” and the provisions relating to benchmark replacement, shall be the same as those set forth in the Existing Credit Agreement, applied mutatis mutandis to the New Term Loans.

“Applicable Margin” means (a) with respect to the Term A Incremental Loans, initially (i) 0.75% in the case of ABR Loans and (ii) 1.75% in the case of Term Benchmark Loans and (y) following the delivery of financial statements for the first fiscal quarter following the Incremental Facility Closing Date (the “Adjustment Date”), a rate per annum in accordance with the pricing grid set forth below and (b) with respect to the Term B Incremental Loans (i) 1.00% in the case of ABR Loans and (ii) 2.00% in the case of Term Benchmark Loans.

Level	Consolidated Total Leverage Ratio	Term Benchmark Rate	ABR Loans
I	Greater than 4.00x	2.25%	1.25%
II	Less than or equal to 4.00x but greater than 3.00x	2.00%	1.00%
III	Less than or equal to 3.00x but greater than 2.00x	1.75%	0.75%
IV	Less than or equal to 2.00x but greater than 1.00x	1.50%	0.50%
V	Less than or equal to 1.00x	1.25%	0.25%

Interest Payment Dates:

In the case of ABR Loans, quarterly in arrears, on the first day of each calendar quarter.

In the case of Term Benchmark Loans, on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

Default Rate:	Same as the Existing Credit Agreement

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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EXHIBIT C

PROJECT MACGYVER

Conditions

Under the Facility Documentation for the Incremental Facilities, the initial borrowing under the Incremental Facilities shall be subject solely to the satisfaction or waiver of the following conditions (in each case, subject to the Limited Conditionality Provision):

1. The Incremental Agreement shall have been executed and delivered by the Borrower and the Guarantors, and the Borrower and the Guarantors shall have executed and delivered the following (the “Closing Deliverables”) in form and substance consistent with the Commitment Letter (including the Documentation Principles) and the Fee Letters and subject to the Limited Conditionality Provision: (a) customary closing certificates (limited to (i) a solvency certificate from an authorized senior financial officer of the Borrower in substantially the form and substance set forth as Exhibit L to the Existing Credit Agreement; (ii) evidence of authority; (iii) charter documents; (iv) good standing certificates; (v) borrowing notices; (vi) customary officers’ incumbency certificates; and (vii) customary officers’ closing certificates); provided that such certificates shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of all representations and warranties, but may include a representation or statement that the conditions under this Exhibit C are satisfied and (b) customary legal opinions with respect to the Incremental Facilities, in each case consistent with the Documentation Principles.

2. The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Incremental Facilities shall be, consummated in all material respects in accordance with the terms of the Purchase Agreement, without giving effect to any modifications, amendments or waivers or consents thereto that are materially adverse to the Incremental Lenders or the Lead Arrangers without the prior written consent of each Lead Arranger (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Incremental Lenders or the Lead Arrangers so long as such decrease is allocated (i) first, to reduce the amount of the Term A Incremental Facility, (ii) second, to reduce the remaining portion of funded debt on the Incremental Facility Closing Date and (iii) third, Cash Funding to the extent it exceeds the amount set forth in paragraph (b) of Exhibit A, and (b) any increase in the purchase price shall not be materially adverse to the Incremental Lenders or the Lead Arrangers so long as such increase is funded either with (i) cash on hand (not representing proceeds of debt), (ii) equity proceeds or (iii) debt under the Borrower’s existing revolving credit facilities.

3. The Target Representations and Specified Representations shall be true and correct as of the Incremental Facility Closing Date (or true and correct as of a specified date, if earlier), in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects).

4. Since the date of the Purchase Agreement, no “Material Adverse Effect” (as such term is defined in the Purchase Agreement as in effect on the date hereof) shall have occurred.

5. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letters payable to the Initial Lenders and/or the Incremental Lenders shall have been paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three business days prior to the scheduled closing.

6. The Lead Arrangers shall have received (a) the audited consolidated financial statements of the Target and its subsidiaries as of December 31, 2024 and December 31, 2025 and (b) the unaudited consolidated financial statements of the Target and its subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the 3-month period ended March 31, 2026 (collectively, the “Target Financial Statements”). The Lead Arrangers hereby acknowledge the receipt of the Target Financial Statements.

7. The Lead Arrangers shall have received pro forma unaudited consolidated balance sheets of the Borrower and its subsidiaries and related pro forma unaudited consolidated statements of comprehensive income of the Borrower and its subsidiaries for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 60 days prior to the Incremental Facility Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of comprehensive income).

8. The Incremental Lenders shall have received at least three business days prior to the Incremental Facility Closing Date all documentation and information reasonably requested in writing by a Lead Arranger at least ten days prior to the Incremental Facility Closing Date about the Borrower and its subsidiaries that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.

9. Subject to the Limited Conditionality Provision and to the extent required by the terms of the Existing Credit Agreement, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral to be acquired in the Acquisition shall have been executed and delivered to the Administrative Agent (including customary lien searches in each relevant jurisdiction) and, if applicable, be in proper form for filing.

10. In connection with the consummation of the Transactions, the Refinancing shall have been consummated.

11. The Incremental Facility Closing Date shall not occur prior to 45 days following the date hereof.

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